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                                                                 EXHIBIT 5.1

                                  [COCENSYS, INC.]

April 1, 1999

CoCensys, Inc.
201 Technology Drive
Irvine, CA 92618

Ladies and Gentleman:

You have requested my opinion with respect to certain matters in connection with the filing by CoCensys, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), covering the offering of a total of 25,100,000 shares of the Company's common stock with a par value of $0.001 (the "Shares") issuable upon conversion of 5,135 shares of Series E Convertible Preferred Stock (the "Preferred Stock") and the exercise of warrants to purchase up to 100,000 shares of the Company's common stock (the "Warrants") issued by the Company in November 1998 pursuant to a private placement in June 1998 (the "Private Placement"). All of the Shares are to be sold by certain stockholders as described in the Registration Statement.

In connection with this opinion, I have examined and relied upon the Registration Statement and related Prospectus included therein, the Company's Amended and Restated Certificate of Incorporation and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below. I have assumed the genuineness and authenticity of all documents submitted to me as originals, and the conformity to originals of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares, when issued and delivered upon conversion of the Preferred Stock in accordance with the terms of the Certificate of Powers, Designation, Preferences, Rights and Limitations of the Preferred Stock and exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and nonassessable.

I consent to the reference to me under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,



By:  /s/ Robert R. Holmen